Exhibit 99.2

GROUNDMASTERS, INC.

CONDENSED STATEMENTS OF FINANCIAL POSITION

(dollars in thousands)

	December 31, 2005	(Unaudited) September 30, 2006
ASSETS

Current assets
Cash and cash equivalents	$148	$865
Accounts receivable, net of allowance for doubtful accounts	2,797	2,956
Other current assets	285	1,527

Total current assets	3,230	5,348

Property and equipment, net of accumulated depreciation	3,595	4,082

Other assets	58	13

Total	$6,883	$9,443

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Line of credit	$500	$—
Accounts payable	335	385
Deferred revenue	—	477
Accrued expenses	335	274
Current portion of notes payable	792	1,474

Total current liabilities	1,962	2,610

Long-term liabilities:
Notes payable, less current portion above	990	1,780

Total liabilities	2,952	4,390

Stockholder’s equity:
Common stock - no par value - 100 shares authorized, issued, and outstanding	—	—
Additional paid-in-capital	2	2
Retained earnings	3,929	5,051

Total stockholder’s equity	3,931	5,053

Total liabilities and shareholder’s equity	$6,883	$9,443

The accompanying notes and the notes to the Company’s audited financial statements are an integral part of these financial statements.

GROUNDMASTERS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

(dollars in thousands)

	For the nine months ended September 30,
	2005	2006
Net revenue	$18,603	$22,432
Cost of revenues	11,899	13,844

Gross profit	6,704	8,588
General and administrative expenses	4,252	4,765

Income from operations	2,452	3,823

Other income (expense)
Miscellaneous income	38	—
Interest expense	(324)	(152)

Total other expense	(286)	(152)

Net income	$2,166	$3,671

The accompanying notes and the notes to the Company’s audited financial statements are an integral part of these financial statements.

GROUNDMASTERS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(dollars in thousands)

	For the nine months ended September 30,
	2005	2006
Cash flows from operating activities
Net income	$2,166	$3,671
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,285	1,394
Gain on disposal of property	10	(68)
(Increase) decrease in current assets	(398)	(1,356)
Increase (decrease) in current liabilities	623	466

Net cash provided by operating activities	3,686	4,107

Net cash used by investing activities	(1,865)	(1,813)

Net cash used by financing activities	(1,427)	(1,577)

Net increase in cash and cash equivalents	394	717

Cash and cash equivalents at beginning of year	13	148

Cash and cash equivalents at September 30,	$407	$865

The accompanying notes and the notes to the Company’s audited financial statements are an integral part of these financial statements.

GROUNDMASTERS, INC.

Notes to Condensed Financial Statements

(Unaudited)

(dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Groundmasters, Inc. (an Ohio corporation) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of Groundmasters, Inc. management who are responsible for their integrity and objectivity.

Business Activity

Groundmasters, Inc. performs maintenance on grounds and outdoor spaces, including snow removal. Services are rendered to commercial customers in the Midwest and are primarily on a contract basis. The Company grants credit to customers in a broad spectrum of industries.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial statements and on the same basis of presentation as the Company’s annual financial statements. Accordingly, they do not include all of the information required by GAAP for complete consolidated financial statements.

These financial statements are unaudited, and should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2005. Due to the seasonality of the Company’s business, the results for the interim periods are not necessarily indicative of the results for the year. Business seasonality results in higher revenues during the second and third quarters as compared with the first and fourth quarters of the year, while the methods of accounting for fixed costs, such as depreciation and amortization, are not significantly impacted by business seasonality.

Use of Estimates

The preparation of the financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts during the reporting period and at the date of the financial statements. Actual results may differ from these estimates.

Litigation

The Company is subject to litigation in the normal course of business. In the opinion of management, the effects, if any, of such litigation are not expected to be material to the Company’s results of operations or financial position.

GROUNDMASTERS, INC.

Notes to Condensed Financial Statements

(Unaudited)

(dollars in thousands)

NOTE 2 – LINE OF CREDIT AND NOTES PAYABLE

		(Unaudited)
	December 31, 2005	September 30, 2006
Line of credit with interest at prime less .75%	$500	$—

Notes Payable
Installment loan with interest at prime less 1%, matures in January 2007, collateralized by vehicles.	181	56
Installment loan at prime less 1%, matures in December 2008, collateralized by equipment and vehicles.	1,050	787
Installment loan at prime less 1%, matures in June 2008, collateralized by equipment and vehicles.	417	292
Installment loans, varying monthly payments, maturing between June 2006 and September 2009, collateralized by equipment and vehicles.	134	181
Installment loan at prime less 1%, matures in April 2009, collateralized by equipment and vehicles.	—	1,938

Total debt	$1,782	$3,254
Less: current portion of long-term debt	792	1,4740

Long-term debt	$990	$1,780

On October 31, 2006, and discussed more fully at Note 4, the Company entered into an asset purchase agreement to be acquired by an unrelated party. In connection with this transaction, the Company repaid all of its outstanding indebtedness under its line of credit and all notes payable as of October 31, 2006.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Company leases various office space and other real estate from an entity controlled by its stockholder. Total lease payments under these leases for the nine months ended September 30, 2006 were $393. All of these operating leases are on a month-to-month basis.

In connection with the transaction discussed in Note 4, new leases were agreed to by the entity controlled by the owner and the unrelated acquiring party.

The Company paid premiums for various types of insurance policies to an entity partially-owned by key employees of the Company. Total premiums paid to this entity for the nine months ended September 30, 2006 were $300.

During the period ended September 30, 2006, the Company also advanced $884 to its stockholder. This amount is presented as a receivable on the accompanying statement of financial position.

NOTE 4 – SUBSEQUENT EVENT

On October 31, 2006, the Company sold substantially all of its assets, including its rights under landscape maintenance contract agreements, under an asset purchase agreement with an unrelated third party (the Acquirer) for total consideration of $52,750, including an 8.00% junior subordinated convertible note of $5,000. In connection with the transaction, the Company repaid all of its outstanding indebtedness under its line of credit and all notes payable as of October 31, 2006. Certain operating liabilities of the Company as of October 31, 2006 were assumed by the Acquirer and substantially all of the employees of the Company became employees of the Acquirer. No adjustments or reclassifications related to this asset purchase agreement have been made to these financial statements.

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